October 21, 2025 Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

$15,000,000

Buffered Digital Notes Linked to the Least Performing of the Consumer Staples Select Sector SPDR® Fund, the Russell 2000® Index and the S&P 500® Futures Excess Return Index due January 21, 2027

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

●The notes are designed for investors who seek a fixed return of 10.30% at maturity if the Final Value of the least performing of the Consumer Staples Select Sector SPDR® Fund, the Russell 2000® Index and the S&P 500® Futures Excess Return Index, which we refer to as the Underlyings, is greater than or equal to its Strike Value or is less than its Strike Value by up to 25.00%.

●Investors should be willing to forgo interest and dividend payments and be willing to lose some or all of their principal amount at maturity.

●The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

●Payments on the notes are not linked to a basket composed of the Underlyings. Payments on the notes are linked to the performance of each of the Underlyings individually, as described below.

●Minimum denominations of $1,000 and integral multiples thereof

●The notes priced on October 21, 2025 (the “Pricing Date”) and are expected to settle on or about October 24, 2025. The Strike Value of each Underlying has been determined by reference to the closing value of that Underlying on October 17, 2025 and not by reference to the closing value of that Underlying on the Pricing Date.

●CUSIP: 48136JMN1

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$2	$998
Total	$15,000,000	$30,000	$14,970,000

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $2.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $992.90 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 13, 2023, underlying supplement no. 1-I dated April 13, 2023, the prospectus and prospectus supplement, each dated April 13, 2023, and the prospectus addendum dated June 3, 2024

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Underlyings: The Consumer Staples Select Sector SPDR® Fund (Bloomberg ticker: XLP) (the “Fund”) and the Russell 2000® Index (Bloomberg ticker: RTY) and the S&P 500® Futures Excess Return Index (Bloomberg ticker: SPXFP) (each of the Russell 2000® Index and the S&P 500® Futures Excess Return Index, an “Index” and collectively, the “Indices”) (each of the Fund and the Indices, an “Underlying” and collectively, the “Underlyings”)

Contingent Digital Return: 10.30%

Buffer Amount: 25.00%

Downside Leverage Factor: An amount equal to 1 / (1 – Buffer Amount), which is 1.33333

Strike Date: October 17, 2025

Pricing Date: October 21, 2025

Original Issue Date (Settlement Date): On or about October 24, 2025

Observation Date*: January 15, 2027

Maturity Date*: January 21, 2027

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

If the Final Value of each Underlying is greater than or equal to its Strike Value or is less than its Strike Value by up to the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Contingent Digital Return)

If the Final Value of any Underlying is less than its Strike Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 × (Least Performing Underlying Return + Buffer Amount) × Downside Leverage Factor]

If the Final Value of any Underlying is less than its Strike Value by more than the Buffer Amount, you will lose some or all of your principal amount at maturity.

Least Performing Underlying: The Underlying with the Least Performing Underlying Return

Least Performing Underlying Return: The lowest of the Underlying Returns of the Underlyings

Underlying Return:

With respect to each Underlying,

(Final Value – Strike Value)
Strike Value

Strike Value: With respect to each Underlying, the closing value of that Underlying on the Strike Date, which was $79.73 for the Fund, 2,452.173 for the Russell 2000® Index and 546.70 for the S&P 500® Futures Excess Return Index. The Strike Value of each Underlying is not the closing value of that Underlying on the Pricing Date.

Final Value: With respect to each Underlying, the closing value of that Underlying on the Observation Date

Share Adjustment Factor: The Share Adjustment Factor is referenced in determining the closing value of the Fund and is set equal to 1.0 on the Strike Date. The Share Adjustment Factor is subject to adjustment upon the occurrence of certain events affecting the Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

PS-1 | Structured Investments

Buffered Digital Notes Linked to the Least Performing of the Consumer Staples Select Sector SPDR® Fund, the Russell 2000® Index and the S&P 500® Futures Excess Return Index

Supplemental Terms of the Notes

The notes are not futures contracts or swaps and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

For purposes of the accompanying product supplement, the S&P 500® Futures Excess Return Index will be deemed to be an Equity Index, except as provided below, and any references in the accompanying product supplement to the securities included in an Equity Index (or similar references) should be read to refer to the securities included in the S&P 500® Index, which is the reference index for the futures contracts included in the S&P 500® Futures Excess Return Index. Notwithstanding the foregoing, the S&P 500® Futures Excess Return Index will be deemed to be a Commodity Index for purposes of the section entitled “The Underlyings — Indices — Discontinuation of an Index; Alteration of Method of Calculation” in the accompanying product supplement.

Notwithstanding anything to the contrary in the accompanying product supplement, if a Determination Date (as defined in the accompanying product supplement) has been postponed to the applicable Final Disrupted Determination Date (as defined in the accompanying product supplement) and that day is a Disrupted Day (as defined in the accompanying product supplement), the calculation agent will determine the closing level of the S&P 500® Futures Excess Return Index for that Determination Date on that Final Disrupted Determination Date in accordance with the formula for and method of calculating the closing level of the S&P 500® Futures Excess Return Index last in effect prior to the commencement of the market disruption event (or prior to the non-trading day), using the official settlement price (or, if trading in the relevant futures contract has been materially suspended or materially limited, the calculation agent’s good faith estimate of the applicable settlement price that would have prevailed but for that suspension or limitation) at the close of the principal trading session on that date of each futures contract most recently composing the S&P 500® Futures Excess Return Index, as well as any futures contract required to roll any expiring futures contract in accordance with the method of calculating the S&P 500® Futures Excess Return Index.

Any values of the Underlyings, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

PS-2 | Structured Investments

Buffered Digital Notes Linked to the Least Performing of the Consumer Staples Select Sector SPDR® Fund, the Russell 2000® Index and the S&P 500® Futures Excess Return Index

Hypothetical Payout Profile

The following table and graph illustrate the hypothetical total return and payment at maturity on the notes linked to three hypothetical Underlyings. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns and payments set forth below assume the following:

●a Strike Value for the Least Performing Underlying of 100.00;

●a Contingent Digital Return of 10.30%;

●a Buffer Amount of 25.00%; and

●a Downside Leverage Factor of 1.33333.

The hypothetical Strike Value of the Least Performing Underlying of 100.00 has been chosen for illustrative purposes only and does not represent the actual Strike Value of any Underlying. The actual Strike Value of each Underlying is the closing value of that Underlying on the Strike Date and is specified under “Key Terms — Strike Value” in this pricing supplement. For historical data regarding the actual closing values of each Underlying, please see the historical information set forth under “The Underlyings” in this pricing supplement.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and graph have been rounded for ease of analysis.

Final Value of the Least Performing Underlying	Least Performing Underlying Return	Total Return on the Notes	Payment at Maturity
180.00	80.00%	10.300%	$1,103.00
165.00	65.00%	10.300%	$1,103.00
150.00	50.00%	10.300%	$1,103.00
140.00	40.00%	10.300%	$1,103.00
130.00	30.00%	10.300%	$1,103.00
120.00	20.00%	10.300%	$1,103.00
110.30	10.30%	10.300%	$1,103.00
110.00	10.00%	10.300%	$1,103.00
105.00	5.00%	10.300%	$1,103.00
101.00	1.00%	10.300%	$1,103.00
100.00	0.00%	10.300%	$1,103.00
95.00	-5.00%	10.300%	$1,103.00
90.00	-10.00%	10.300%	$1,103.00
80.00	-20.00%	10.300%	$1,103.00
75.00	-25.00%	10.300%	$1,103.00
70.00	-30.00%	-6.667%	$933.33
60.00	-40.00%	-20.000%	$800.00
50.00	-50.00%	-33.333%	$666.67
40.00	-60.00%	-46.667%	$533.33
30.00	-70.00%	-60.000%	$400.00
20.00	-80.00%	-73.333%	$266.67
10.00	-90.00%	-86.666%	$133.34
0.00	-100.00%	-100.000%	$0.00

PS-3 | Structured Investments

Buffered Digital Notes Linked to the Least Performing of the Consumer Staples Select Sector SPDR® Fund, the Russell 2000® Index and the S&P 500® Futures Excess Return Index

The following graph demonstrates the hypothetical payments at maturity on the notes for a range of Least Performing Underlying Returns. There can be no assurance that the performance of the Least Performing Underlying will result in the return of any of your principal amount.

How the Notes Work

Upside Scenario:

If the Final Value of each Underlying is greater than or equal to its Strike Value or is less than its Strike Value by up to the Buffer Amount of 25.00%, investors will receive at maturity the $1,000 principal amount plus a fixed return equal to the Contingent Digital Return of 10.30%, which reflects the maximum return at maturity.

●If the closing value of the Least Performing Underlying increases 5.00%, investors will receive at maturity a return equal to 10.30%, or $1,103.00 per $1,000 principal amount note.

●If the closing value of the Least Performing Underlying increases 50.00%, investors will receive at maturity a return equal to 10.30%, or $1,103.00 per $1,000 principal amount note.

●If the closing value of the Least Performing Underlying decreases 10.00%, investors will receive at maturity a return equal to 10.30%, or $1,103.00 per $1,000 principal amount note.

Downside Scenario:

If the Final Value of any Underlying is less than its Strike Value by more than the Buffer Amount of 25.00%, investors will lose 1.33333% of the principal amount of their notes for every 1% that the Final Value of the Least Performing Underlying is less than its Strike Value by more than the Buffer Amount.

●For example, if the closing value of the Least Performing Underlying declines 60.00%, investors will lose 46.667% of their principal amount and receive only $533.33 per $1,000 principal amount note at maturity, calculated as follows:

$1,000 + [$1,000 × (-60.00% + 25.00%) × 1.33333] = $533.33

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement and in Annex A to the accompanying prospectus addendum.

Risks Relating to the Notes Generally

●YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the Final Value of any Underlying is less than its Strike Value by more than 25.00%, you will lose 1.33333% of the principal amount of your notes for every 1% that the Final Value of the Least Performing

PS-4 | Structured Investments

Buffered Digital Notes Linked to the Least Performing of the Consumer Staples Select Sector SPDR® Fund, the Russell 2000® Index and the S&P 500® Futures Excess Return Index

Underlying is less than its Strike Value by more than 25.00%. Accordingly, under these circumstances, you will lose some or all of your principal amount at maturity.

●YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE CONTINGENT DIGITAL RETURN,

regardless of any appreciation of any Underlying, which may be significant.

●YOUR ABILITY TO RECEIVE THE CONTINGENT DIGITAL RETURN MAY TERMINATE ON THE OBSERVATION DATE —

If the Final Value of any Underlying is less than its Strike Value by more than the Buffer Amount, you will not be entitled to receive the Contingent Digital Return at maturity. Under these circumstances, you will lose some or all of your principal amount at maturity.

●CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

●AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.

●YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING —

Payments on the notes are not linked to a basket composed of the Underlyings and are contingent upon the performance of each individual Underlying. Poor performance by any of the Underlyings over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by any other Underlying.

●YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING UNDERLYING.

●THE NOTES DO NOT PAY INTEREST.

●YOU WILL NOT HAVE ANY RIGHTS WITH RESPECT TO THE E-MINI® S&P 500® FUTURES CONTRACTS (THE “UNDERLYING FUTURES CONTRACTS”) OR THE SECURITIES INCLUDED IN THE INDEX UNDERLYING THE UNDERLYING FUTURES CONTRACTS.

●YOU WILL NOT RECEIVE DIVIDENDS ON THE FUND OR THE SECURITIES INCLUDED IN OR HELD BY THE FUND OR THE RUSSELL 2000® INDEX OR HAVE ANY RIGHTS WITH RESPECT TO THE FUND OR THOSE SECURITIES.

●LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

Risks Relating to Conflicts of Interest

●POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the

PS-5 | Structured Investments

Buffered Digital Notes Linked to the Least Performing of the Consumer Staples Select Sector SPDR® Fund, the Russell 2000® Index and the S&P 500® Futures Excess Return Index

value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

●THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

●THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

●THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

●THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

●SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

●SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the values of the Underlyings. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

PS-6 | Structured Investments

Buffered Digital Notes Linked to the Least Performing of the Consumer Staples Select Sector SPDR® Fund, the Russell 2000® Index and the S&P 500® Futures Excess Return Index

Risks Relating to the Underlyings

●THERE ARE RISKS ASSOCIATED WITH THE FUND —

The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the notes.

●THE PERFORMANCE AND MARKET VALUE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THE FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —

The Fund does not fully replicate its Underlying Index (as defined under “The Underlyings” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying the Fund (such as mergers and spin-offs) may impact the variance between the performances of the Fund and its Underlying Index. Finally, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.

During periods of market volatility, securities underlying the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

●RISKS ASSOCIATED WITH THE CONSUMER STAPLES SECTOR WITH RESPECT TO THE FUND —

All or substantially all of the equity securities held by the Fund are issued by companies whose primary line of business is directly associated with the consumer staples sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Consumer staples companies are subject to government regulation affecting their products, which may negatively impact these companies’ performance. For instance, government regulations may affect the permissibility of using various food additives and production methods of companies that make food products, which could affect company profitability. Tobacco companies may be adversely affected by the adoption of proposed legislation and/or by litigation. Also, the success of food, beverage, household and personal product companies may be strongly affected by consumer interest, marketing campaigns and other factors affecting supply and demand, including performance of the overall domestic and global economy, interest rates, competition and consumer confidence and spending. These factors could affect the consumer staples sector and could affect the value of the equity securities held by the Fund and the price of the Fund during the term of the notes, which may adversely affect the value of your notes.

●THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED —

The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

●AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE RUSSELL 2000® INDEX —

Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

PS-7 | Structured Investments

Buffered Digital Notes Linked to the Least Performing of the Consumer Staples Select Sector SPDR® Fund, the Russell 2000® Index and the S&P 500® Futures Excess Return Index

●JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE S&P 500® INDEX, THE INDEX UNDERLYING THE UNDERLYING FUTURES CONTRACTS OF THE S&P 500® FUTURES EXCESS RETURN INDEX,

but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the level of the S&P 500® Futures Excess Return Index.

●THE S&P 500® FUTURES EXCESS RETURN INDEX IS SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH THE UNDERLYING FUTURES CONTRACTS —

The S&P 500® Futures Excess Return Index tracks the excess return of the Underlying Futures Contracts. The price of an Underlying Futures Contract depends not only on the level of the underlying index referenced by the Underlying Futures Contract, but also on a range of other factors, including but not limited to the performance and volatility of the U.S. stock market, corporate earnings reports, geopolitical events, governmental and regulatory policies and the policies of the Chicago Mercantile Exchange (the “Exchange”) on which the Underlying Futures Contracts trade. In addition, the futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These factors and others can cause the prices of the Underlying Futures Contracts to be volatile and could adversely affect the level of the S&P 500® Futures Excess Return Index and any payments on, and the value of, your notes.

●SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE UNDERLYING FUTURES CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF YOUR NOTES —

Futures markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, the participation of speculators, and government regulation and intervention. In addition, futures exchanges generally have regulations that limit the amount of the Underlying Futures Contract price fluctuations that may occur in a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of those limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could delay the calculation of the level of the S&P 500® Futures Excess Return Index and could adversely affect the level of the S&P 500® Futures Excess Return Index and any payments on, and the value of, your notes.

●THE PERFORMANCE OF THE S&P 500® FUTURES EXCESS RETURN INDEX WILL DIFFER FROM THE PERFORMANCE OF THE INDEX UNDERLYING THE UNDERLYING FUTURES CONTRACTS —

A variety of factors can lead to a disparity between the performance of a futures contract on an equity index and the performance of that equity index, including the expected dividend yields of the equity securities included in that equity index, an implicit financing cost associated with futures contracts and policies of the exchange on which the futures contracts are traded, such as margin requirements. Thus, a decline in expected dividends yields or an increase in margin requirements may adversely affect the performance of the S&P 500® Futures Excess Return Index. In addition, the implicit financing cost will negatively affect the performance of the S&P 500® Futures Excess Return Index, with a greater negative effect when market interest rates are higher. During periods of high market interest rates, the S&P 500® Futures Excess Return Index is likely to underperform the equity index underlying the Underlying Futures Contracts, perhaps significantly.

●NEGATIVE ROLL RETURNS ASSOCIATED WITH THE UNDERLYING FUTURES CONTRACTS MAY ADVERSELY AFFECT THE LEVEL OF THE S&P 500® FUTURES EXCESS RETURN INDEX AND THE VALUE OF THE NOTES —

The S&P 500® Futures Excess Return Index tracks the excess return of the Underlying Futures Contracts. Unlike common equity securities, futures contracts, by their terms, have stated expirations. As the exchange-traded Underlying Futures Contracts approach expiration, they are replaced by contracts of the same series that have a later expiration. For example, an Underlying Futures Contract notionally purchased and held in June may specify a September expiration date. As time passes, the contract expiring in September is replaced by a contract for delivery in December. This is accomplished by notionally selling the September contract and notionally purchasing the December contract. This process is referred to as “rolling.” Excluding other considerations, if prices are higher in the distant delivery months than in the nearer delivery months, the notional purchase of the December contract would take place at a price that is higher than the price of the September contract, thereby creating a negative “roll return.” Negative roll returns adversely affect the returns of the Underlying Futures Contracts and, therefore, the level of the S&P 500® Futures Excess Return Index and any payments on, and the value of, the notes. Because of the potential effects of negative roll returns, it is possible for the level of the S&P 500® Futures Excess Return Index to decrease significantly over time, even when the levels of the underlying index referenced by the Underlying Futures Contracts are stable or increasing.

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Buffered Digital Notes Linked to the Least Performing of the Consumer Staples Select Sector SPDR® Fund, the Russell 2000® Index and the S&P 500® Futures Excess Return Index

●OTHER KEY RISK:

oTHE S&P 500® FUTURES EXCESS RETURN INDEX COMPRISES NOTIONAL ASSETS AND LIABILITIES. THERE IS NO ACTUAL PORTFOLIO OF ASSETS TO WHICH ANY PERSON IS ENTITLED OR IN WHICH ANY PERSON HAS ANY OWNERSHIP INTEREST.

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Buffered Digital Notes Linked to the Least Performing of the Consumer Staples Select Sector SPDR® Fund, the Russell 2000® Index and the S&P 500® Futures Excess Return Index

The Underlyings

The Fund is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company, that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Consumer Staples Select Sector Index, which we refer to as the Underlying Index with respect to the Fund. The Consumer Staples Select Sector Index is a capped modified market capitalization-based index that measures the performance of the GICS® consumer staples sector of the S&P 500® Index, which currently includes companies in the following industries: consumer staples distribution & retail; household products; food products; beverages; tobacco; and personal care products. For additional information about the Fund, see “Fund Descriptions — The Select Sector SPDR® Funds” in the accompanying underlying supplement

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

The S&P 500® Futures Excess Return Index measures the performance of the nearest maturing quarterly Underlying Futures Contracts trading on the Chicago Mercantile Exchange (the “Exchange”). The Underlying Futures Contracts are U.S. dollar-denominated futures contracts based on the S&P 500® Index. The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Futures Excess Return Index and the Underlying Futures Contracts, see Annex A in this pricing supplement.

Historical Information

The following graphs set forth the historical performance of each Underlying based on the weekly historical closing values from January 3, 2020 through October 17, 2025. The closing value of the Fund on October 17, 2025 was $79.73. The closing value of the Russell 2000® Index on October 17, 2025 was 2,452.173. The closing value of the S&P 500® Futures Excess Return Index on October 17, 2025 was 546.70. We obtained the closing values above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing values of the Fund above and below may have been adjusted by Bloomberg for actions taken by the Fund, such as stock splits.

The historical closing values of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing value of any Underlying on the Observation Date. There can be no assurance that the performance of the Underlyings will result in the return of any of your principal amount.

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Buffered Digital Notes Linked to the Least Performing of the Consumer Staples Select Sector SPDR® Fund, the Russell 2000® Index and the S&P 500® Futures Excess Return Index

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the notes.  Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes.  Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

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Buffered Digital Notes Linked to the Least Performing of the Consumer Staples Select Sector SPDR® Fund, the Russell 2000® Index and the S&P 500® Futures Excess Return Index

The IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS

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Buffered Digital Notes Linked to the Least Performing of the Consumer Staples Select Sector SPDR® Fund, the Russell 2000® Index and the S&P 500® Futures Excess Return Index

and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all

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Buffered Digital Notes Linked to the Least Performing of the Consumer Staples Select Sector SPDR® Fund, the Russell 2000® Index and the S&P 500® Futures Excess Return Index

other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●Product supplement no. 4-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf

●Underlying supplement no. 1-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf

●Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

●Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

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Buffered Digital Notes Linked to the Least Performing of the Consumer Staples Select Sector SPDR® Fund, the Russell 2000® Index and the S&P 500® Futures Excess Return Index

Annex A

The S&P 500® Futures Excess Return Index

All information contained in this pricing supplement regarding the S&P 500® Futures Excess Return Index (the “SPX Futures Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). The SPX Futures Index is calculated, maintained and published by S&P Dow Jones. S&P Dow Jones has no obligation to continue to publish, and may discontinue the publication of, the SPX Futures Index.

The SPX Futures Index is reported by Bloomberg L.P. under the ticker symbol “SPXFP.”

The SPX Futures Index measures the performance of the nearest maturing quarterly E-mini® S&P 500® futures contracts (Symbol: ES) (the “Underlying Futures Contracts”) trading on the Chicago Mercantile Exchange (the “Exchange”). E-mini® S&P 500® futures contracts are U.S. dollar-denominated futures contracts based on the S&P 500® Index. For additional information about the S&P 500® Index, see “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement. The SPX Futures Index is calculated real-time from the price change of the Underlying Futures Contracts. The SPX Futures Index is an “excess return” index that is based on price levels of the Underlying Futures Contracts as well as the discount or premium obtained by “rolling” hypothetical positions in the Underlying Futures Contracts as they approach delivery. The SPX Futures Index does not reflect interest earned on hypothetical, fully collateralized contract positions.

Index Rolling

As each Underlying Futures Contract approaches maturity, it is replaced by the next maturing Underlying Futures Contract in a process referred to as “rolling.” The rolling of the SPX Futures Index occurs quarterly over a one-day rolling period (the “roll day”) every March, June, September and December, effective after the close of trading five business days preceding the last trading date of the maturing Underlying Futures Contract.

On any scheduled roll day, the occurrence of either of the following circumstances will result in an adjustment of the roll day according to the procedure set forth in this section:

●An exchange holiday occurs on that scheduled roll day.

●The daily contract price of any Underlying Futures Contract within the index on that scheduled roll day is a limit price.

If either of the above events occur, the relevant roll day will take place on the next designated commodity index business day whereby none of the circumstances identified take place.

If a disruption is approaching the last trading day of a contract expiration, the Index Committee (defined below) will convene to determine the appropriate course of action, which may include guidance from the Exchange.

The Index Committee may change the date of a given rebalancing for reasons including market holidays occurring on or around the scheduled rebalancing date. Any such change will be announced with proper advance notice where possible.

Index Calculations

The closing level of the SPX Futures Index on any trading day reflects the change in the daily contract price of the Underlying Futures Contract since the immediately preceding trading day. On each quarterly roll day, the closing level of the SPX Futures Index reflects the change from the daily contract price of the maturing Underlying Futures Contract on the immediately preceding trading day to the daily contract price of the next maturing Underlying Futures Contract on that roll day.

The daily contract price of an Underlying Futures Contract will be the settlement price reported by the Exchange. If the Exchange fails to open due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events, the SPX Futures Index uses the prior daily contract prices. In situations where the Exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, S&P Dow Jones calculates the closing level of the SPX Futures Index based on (1) the daily contract price published by the Exchange, or (2) if no daily contract price is available, the Index Committee determines the course of action and notifies clients accordingly.

Index Corrections and Recalculations

S&P Dow Jones reserves the right to recalculate an index at its discretion in the event that settlement prices are amended or upon the occurrence of a missed index methodology event (deviation from what is stated in the methodology document).

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Buffered Digital Notes Linked to the Least Performing of the Consumer Staples Select Sector SPDR® Fund, the Russell 2000® Index and the S&P 500® Futures Excess Return Index

Index Governance

An S&P Dow Jones index committee (the “Index Committee”) maintains the SPX Futures Index. All committee members are full-time professional members of S&P Dow Jones’ staff. The Index Committee may revise index policy covering rules for including currencies, the timing of rebalancing or other matters. The Index Committee considers information about changes to the SPX Futures Index and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

The Index Committees reserve the right to make exceptions when applying the methodology of the SPX Futures Index if the need arises. In any scenario where the treatment differs from the general rules stated in this document or supplemental documents, notice will be provided, whenever possible.

In addition to the daily governance of the SPX Futures Index and maintenance of its index methodology, at least once within any 12-month period, the Index Committee reviews the methodology to ensure the SPX Futures Index continues to achieve the stated objectives, and that the data and methodology remain effective. In certain instances, S&P Dow Jones may publish a consultation inviting comments from external parties.

License Agreement

JPMorgan Chase & Co. or its affiliate has entered into an agreement with S&P Dow Jones that provides it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the SPX Futures Index, which is owned and published by S&P Dow Jones, in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones or its third-party licensors. Neither S&P Dow Jones nor its third-party licensors make any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the SPX Futures Index to track general stock market performance. S&P Dow Jones’ and its third-party licensors’ only relationship to JPMorgan Financial or JPMorgan Chase & Co. is the licensing of certain trademarks and trade names of S&P Dow Jones and the third-party licensors and of the SPX Futures Index which is determined, composed and calculated by S&P Dow Jones or its third-party licensors without regard to JPMorgan Financial or JPMorgan Chase & Co. or the notes. S&P Dow Jones and its third-party licensors have no obligation to take the needs of JPMorgan Financial or JPMorgan Chase & Co. or the owners of the notes into consideration in determining, composing or calculating the SPX Futures Index. Neither S&P Dow Jones nor its third-party licensors are responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the notes.

NEITHER S&P DOW JONES, ITS AFFILIATES NOR THEIR THIRD-PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE SPX FUTURES INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES, ITS AFFILIATES AND THEIR THIRD-PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE SPX FUTURES INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES, ITS AFFILIATES OR THEIR THIRD-PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“S&P®” and “S&P 500®” are trademarks of S&P Global, Inc. or its affiliates and have been licensed for use by JPMorgan Chase & Co. and its affiliates, including JPMorgan Financial.

Background on Futures Contracts

Overview of Futures Markets

Futures contracts are contracts that legally obligate the holder to buy or sell an asset at a predetermined delivery price during a specified future time period. Futures contracts are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of an underlying asset or financial instrument during a stated delivery month for a fixed price. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the underlying asset or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

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Buffered Digital Notes Linked to the Least Performing of the Consumer Staples Select Sector SPDR® Fund, the Russell 2000® Index and the S&P 500® Futures Excess Return Index

No purchase price is paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but it may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts.

In the United States, futures contracts are traded on designated contract markets. At any time prior to the expiration of a futures contract, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position, subject to the availability of a liquid secondary market. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant,” which is a member of the clearing house.

Unlike common equity securities, futures contracts, by their terms, have stated expirations. At a specific point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular asset or financial instrument with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling.” For example, a market participant with a long position in a futures contract expiring in November who wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell the November contract, which serves to close out the existing long position, and buy a futures contract expiring in December. This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodity Futures Trading Commission (the “CFTC”). Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by foreign regulatory authorities comparable to the CFTC. The structure and nature of trading on non-U.S. exchanges, however, may differ from the above description.

Underlying Futures Contracts

E-mini® S&P 500® futures contracts are U.S. dollar-denominated futures contracts, based on the S&P 500® Index, traded on the Exchange, representing a contract unit of $50 multiplied by the S&P 500® Index, measured in cents per index point.

E-mini® S&P 500® futures contracts listed for the nearest nine quarters, for each March, June, September and December, and the nearest three Decembers are available for trading. Trading of the E-mini® S&P 500® futures contracts will terminate at 9:30 A.M. Eastern time on the third Friday of the contract month.

The daily settlement prices of the E-mini® S&P 500® futures contracts are based on trading activity in the relevant contract (and in the case of a lead month also being the expiry month, together with trading activity on lead month-second month spread contracts) on the Exchange during a specified settlement period. The final settlement price of E-mini® S&P 500® futures contracts is based on the opening prices of the component stocks in the S&P 500® Index, determined on the third Friday of the contract month.

PS-17 | Structured Investments

Buffered Digital Notes Linked to the Least Performing of the Consumer Staples Select Sector SPDR® Fund, the Russell 2000® Index and the S&P 500® Futures Excess Return Index